EXHIBIT 23.2

CONSENT OF COUNSEL

The Colonial BancGroup, Inc.

We hereby consent to use in this Form S-3 Registration Statement of The Colonial BancGroup, Inc., of our name in the Prospectus, which forms a part of such Registration Statement, under the heading “VALIDITY OF SECURITIES,” to the summarization of our opinion referenced therein, and to the inclusion of our opinion at Exhibit 5.1 of the Registration Statement.

/s/ Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

December 17, 2008